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                                                                    EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form S-8 of our report dated October 23, 2003 relating to the financial statements of Royal Robbins, Inc. as of and for the year ended May 31, 2003 (which report expresses an unqualified opinion and contains an explanatory paragraph referring to the transfer of the tactical clothing line and agreement signed by the Royal Robbins, Inc. Stockholders to sell their common stock), which appears in the Current Report on Form 8-K/A of Phoenix Footwear Group, Inc., filed with the SEC on January 14, 2004. We also consent to the reference to us under the heading "Experts" in such Prospectus, which is a part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
San Diego, California
July 8, 2004